Exhibit 99

ATTACHMENT 1

Statement of Changes in Beneficial Ownership
of Securities for Claus Moller

Name of Reporting Person	Claus Moller

Address of Reporting Person	590 Madison Avenue, 25th Floor New York, New York 10022

Date of Earliest Transaction Required to be Reported (Month/Day/Year)	08/07/13

Issuer Name and Ticker Symbol	Blount International, Inc. (BLT)

Relationship of Reporting Person to Issuer	10% Owner

Table I – Non-Derivative Securities Beneficially Owned

Title of Security	Transaction Date	Transaction Code (Code / V)	Securities Acquired (A) or Disposed of (D)	Amount of Securities Beneficially Owned Following Reported Transaction	Ownership Form: Direct (D) or Indirect (I)	Nature of Indirect Beneficial Ownership
Common Stock	08/07/2013	P	25,000 shares (A) for $11.1800 per share	5,045,029	Indirect (I)	By P2 Capital Master Fund IX, L.P.
Common Stock	08/07/2013	P	125,000 shares (A) for $11.6968 per share	5,170,029	Indirect (I)	By P2 Capital Master Fund IX, L.P.
Common Stock	08/07/2013	P	715,000 shares (A) for $11.4553 per share	5,885,029	Indirect (I)	By P2 Capital Master Fund IX, L.P.
Common Stock	08/08/2013	P / V	600,000 shares (A) for $11.9093 per share	6,485,029	Indirect (I)	By P2 Capital Master Fund IX, L.P.
Common Stock	08/08/2013	P / V	500,000 shares (A) for $11.4993 per share	6,985,029	Indirect (I)	By P2 Capital Master Fund IX, L.P.

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SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct as of August 9, 2013.

Claus Moller

/s/Claus Moller